Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

Quotient Limited

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares of no par value(2)	Other(3)	8,494,595 shares	$0.2050(3)	$1,741,391.98(3)	0.0000927	$161.43

Total Offering Amounts					$1,741,391.98		$161.43

Total Fee Offsets							—

Net Fee Due							$161.43

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares of no par value (“Ordinary Shares”), that become issuable in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or similar transaction effected without the receipt of consideration that increases the number of outstanding Ordinary Shares.

(2)

Up to 8,494,595 ordinary shares, nil par value per share, of Quotient Limited, a limited liability no par value company incorporated under the laws of Jersey, Channel Islands (the “Registrant”), is being registered and may from time to time be issued by the Registrant upon exercise of warrants issued by the Registrant.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act based upon the average of the high and low sales prices of the Ordinary Shares reported on The Nasdaq Global Market on August 29, 2022.